Exhibit 5.2
April 23, 2008
Board of Trustees
Colonial Properties Trust
2101 6th Avenue North
Suite 750
Birmingham, Alabama 35203
Gentlemen:
          We are acting as special Alabama counsel to Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of up to 5,032,179 common shares of beneficial interest, par value $.01 per share, of the Company (the “Shares”), all of which Shares are issuable pursuant to the Colonial Properties Trust 2008 Omnibus Incentive Plan (the “Plan”), and up to 5,032,179 associated rights to purchase the Company’s Series 1998 Junior Participating Preferred Shares of Beneficial Interest (the “Rights”), which Rights may be issued with respect to such Shares pursuant to the Rights Agreement, dated as of November 2, 1998, between the Company and Computershare Trust Company, N.A. (as successor to BankBoston, N.A.), as Rights Agent (the “Rights Agent”), as amended by the First Amendment to Rights Agreement, dated as of August 29, 2005 (as amended, the “Rights Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed appropriate to enable us to render the opinions herein expressed.
          In our examination of such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).

Board of Trustees
Colonial Properties Trust
April 23, 2008

We also have assumed that (i) the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, (ii) the members of the Board of Trustees of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement, (iii) the Shares will not be issued in violation of the ownership limit contained in the Declaration of Trust, (iv) the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, and no stop order suspending its effectiveness will have been issued and remain in effect; and (v) the Company will remain an Alabama real estate investment trust. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on applicable provisions of the Alabama Real Estate Investment Trust Act, as amended, and we express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Alabama Real Estate Investment Trust Act, as amended” includes the statutory provisions contained therein, all applicable provisions of the Alabama Constitution and reported judicial decisions interpreting these laws. The opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as applicable to the transactions contemplated herein.
          Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares and the associated Rights have been duly authorized by all necessary action on the part of the Company and, following (i) effectiveness of the Registration Statement, (ii) issuance and delivery of the Shares in the manner and on the terms described in the Plan and the Registration Statement, and (iii) receipt by the Company of the consideration for the Shares specified in the Plan and the resolutions of the Board of Trustees or a committee of the Board of Trustees authorizing the issuance thereof, the Shares and the associated Rights will be validly issued and the Shares will be fully paid and nonassessable.
          It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Trustees of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
          In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the foregoing opinion is also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights

Board of Trustees
Colonial Properties Trust
April 23, 2008

(including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
          In accordance with the general policies of this law firm in rendering legal opinions, we have assumed for the purposes of the opinions expressed herein that no fraud exists with respect to any of the matters relevant to the opinions expressed herein, although we have no reason to believe that there exists any fraud which would render invalid the opinions expressed below.
          This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
          We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement. Hogan & Hartson L.L.P., counsel to the Company, may rely on this opinion in rendering its opinion to you with respect to those matters specified herein. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,
/s/ Sirote & Permutt, P.C.
Sirote & Permutt, P.C.